SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                  Schedule 13G
                                 (Rule 13d-102)

INFORMATION TO BE INCLUDED IN STATEMENTS FILED PURSUANT TO RULES 13d-1 (b), (c)
           AND (d) AND AMENDMENTS THERETO FILED PURSUANT TO 13d-2 (b)
                              (Amendment No. __)*

                          Triton Network Systems, Inc.
                          ----------------------------
                                (Name of Issuer)

                                  Common Stock
                         ------------------------------
                         (Title of Class of Securities)


                                    896775103
                                 --------------
                                 (CUSIP Number)

                                December 31, 2000
             -------------------------------------------------------
             (Date of Event Which Requires Filing of this Statement)

     Check the  appropriate  box to  designate  the rule  pursuant to which this
Schedule is filed:

     [ ]   Rule 13d-1(b)

     [ ]   Rule 13d-1(c)

     [X]   Rule 13d-1(d)

*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

                         (Continued on following pages)

                               Page 1 of 12 Pages
                       Exhibit Index Contained on Page 11

---------------------                                         ------------------
CUSIP NO. 896775103                    13G                    Page 2 of 12 Pages
---------------------                                         ------------------

1  NAMES OF REPORTING PERSONS
   S.S. OR I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS

   MeriTech Capital Partners L.P. ("MCP")
   Tax ID Number:
   -----------------------------------------------------------------------------
2  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*                  (a) [ ]
                                                                      (b) [X]
   -----------------------------------------------------------------------------
3  SEC USE ONLY

   -----------------------------------------------------------------------------
4  CITIZENSHIP OR PLACE OF ORGANIZATION

   Delaware
   -----------------------------------------------------------------------------
                 5  SOLE VOTING POWER

                    1,915,811 shares, except that MeriTech Capital Associates,
                    L.L.C. ("MCA"), the general partner of MCP, may be deemed
                    to have sole voting power, and Paul Madera ("Madera"),
                    and Michael Gordon ("Gordon"), the managing members of
                    MCA, may be deemed to have shared power to vote these
                    shares.
    NUMBER OF       ------------------------------------------------------------
     SHARES      6  SHARED VOTING POWER
   BENEFICIALLY
    OWNED BY        See response to row 5.
      EACH          ------------------------------------------------------------
    REPORTING    7  SOLE DISPOSITIVE POWER
     PERSON
      WITH          1,915,811 shares, except that MCA, the general partner of
                    MCP, may be deemed to have sole dispositive power, and
                    Madera and Gordon, the managing members of MCA, may be
                    deemed to have shared power to dispose of these shares.
                    ------------------------------------------------------------
                 8  SHARED DISPOSITIVE POWER

                    See response to row 7.
                    ------------------------------------------------------------
9  AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

   1,915,811
   ----------------------------------------------------------------------------
10 CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES* [ ]


   -----------------------------------------------------------------------------
11 PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

   5.50%
   -----------------------------------------------------------------------------
12 TYPE OF REPORTING PERSON*

   PN
   -----------------------------------------------------------------------------

---------------------                                         ------------------
CUSIP NO. 896775103                    13G                    Page 3 of 12 Pages
---------------------                                         ------------------

1  NAMES OF REPORTING PERSONS
   S.S. OR I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS

   MeriTech Capital Affiliates L.P. ("MCAF")
   Tax ID Number:
   -----------------------------------------------------------------------------
2  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*                  (a) [ ]
                                                                      (b) [X]
   -----------------------------------------------------------------------------
3  SEC USE ONLY

   -----------------------------------------------------------------------------
4  CITIZENSHIP OR PLACE OF ORGANIZATION

   Delaware
   -----------------------------------------------------------------------------
                 5  SOLE VOTING POWER

                    31,152 shares, except that MCA, the general partner of
                    MCAF, may be deemed to have sole voting power, and Madera
                    and Gordon, the managing members of MCA, may be deemed to
                    have shared power to vote these shares.
    NUMBER OF       ------------------------------------------------------------
     SHARES      6  SHARED VOTING POWER
   BENEFICIALLY
    OWNED BY        See response to row 5.
      EACH          ------------------------------------------------------------
    REPORTING    7  SOLE DISPOSITIVE POWER
     PERSON
      WITH          31,152 shares, except that MCA, the general partner of
                    MCAF, may be deemed to have sole dispositive power, and
                    Madera and Gordon, the managing members of MCA, may be
                    deemed to have shared power to dispose of these shares.
                    ------------------------------------------------------------
                 8  SHARED DISPOSITIVE POWER

                    See response to row 7.
                    ------------------------------------------------------------
9  AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

   31,152
   ----------------------------------------------------------------------------
10 CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES* [ ]


   -----------------------------------------------------------------------------
11 PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

   0.09%
   -----------------------------------------------------------------------------
12 TYPE OF REPORTING PERSON*

   PN
   -----------------------------------------------------------------------------

---------------------                                         ------------------
CUSIP NO. 896775103                    13G                    Page 4 of 12 Pages
---------------------                                         ------------------

1  NAMES OF REPORTING PERSONS
   S.S. OR I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS

   MeriTech Capital Associates, L.L.C. ("MCA")
   Tax ID Number:
   -----------------------------------------------------------------------------
2  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*                  (a) [ ]
                                                                      (b) [X]
   -----------------------------------------------------------------------------
3  SEC USE ONLY

   -----------------------------------------------------------------------------
4  CITIZENSHIP OR PLACE OF ORGANIZATION

   Delaware
   -----------------------------------------------------------------------------
                 5  SOLE VOTING POWER

                    1,946,963 shares, of which 1,915,811 are directly owned by
                    MCP and 31,152 shares are directly owned by MCAF. MCA, the general partner of MCP and MCAF, may be deemed to have
                    sole voting power, and Madera and Gordon, the managing
                    members of MCA, may be deemed to have shared power to vote these shares.
    NUMBER OF       ------------------------------------------------------------
     SHARES      6  SHARED VOTING POWER
   BENEFICIALLY
    OWNED BY        See response to row 5.
      EACH          ------------------------------------------------------------
    REPORTING    7  SOLE DISPOSITIVE POWER
     PERSON
      WITH          1,946,963 shares, of which 1,915,811 are directly owned by
                    MCP and 31,152 shares are directly owned by MCAF. MCA, the general partner of MCP and MCAF, may be deemed to have
                    sole dispositive power, and Madera and Gordon, the
                    managing members of MCA, may be deemed to have shared
                    power to dispose of these shares.
                    ------------------------------------------------------------
                 8  SHARED DISPOSITIVE POWER

                    See response to row 7.
                    ------------------------------------------------------------
9  AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

   1,946,963
   ----------------------------------------------------------------------------
10 CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES* [ ]


   -----------------------------------------------------------------------------
11 PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

   5.59%
   -----------------------------------------------------------------------------
12 TYPE OF REPORTING PERSON*

   OO
   -----------------------------------------------------------------------------

---------------------                                         ------------------
CUSIP NO. 896775103                    13G                    Page 5 of 12 Pages
---------------------                                         ------------------

1  NAMES OF REPORTING PERSONS
   S.S. OR I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS

   Paul Madera ("Madera")
   -----------------------------------------------------------------------------
2  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*                  (a) [ ]
                                                                      (b) [X]
   -----------------------------------------------------------------------------
3  SEC USE ONLY

   -----------------------------------------------------------------------------
4  CITIZENSHIP OR PLACE OF ORGANIZATION

   U.S. Citizen
   -----------------------------------------------------------------------------
                 5  SOLE VOTING POWER

                    0 shares
    NUMBER OF       ------------------------------------------------------------
     SHARES      6  SHARED VOTING POWER
   BENEFICIALLY
    OWNED BY        1,946,963 shares, of which 1,915,811 are directly owned by
      EACH          MCP and 31,152 shares are directly owned by MCAF. MCA is
    REPORTING       the general partner of MCP and MCAF, and Madera, a
     PERSON         managing member of MCA, may be deemed to have shared power
      WITH          to vote these shares.
                    ------------------------------------------------------------
                 7  SOLE DISPOSITIVE POWER

                    0 shares
                    ------------------------------------------------------------
                 8  SHARED DISPOSITIVE POWER

                    1,946,963 shares, of which 1,915,811 are directly owned by MCP and 31,152 shares are directly owned by MCAF. MCA is the general partner of MCP and MCAF, and Madera, a
                    managing member of MCA, may be deemed to have shared power to dispose of these shares.
                    ------------------------------------------------------------
9  AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

   1,946,963
   ----------------------------------------------------------------------------
10 CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES* [ ]


   -----------------------------------------------------------------------------
11 PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

   5.59%
   -----------------------------------------------------------------------------
12 TYPE OF REPORTING PERSON*

   IN
   -----------------------------------------------------------------------------

---------------------                                         ------------------
CUSIP NO. 896775103                    13G                    Page 6 of 12 Pages
---------------------                                         ------------------

1  NAMES OF REPORTING PERSONS
   S.S. OR I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS

   Michael Gordon ("Gordon")
   -----------------------------------------------------------------------------
2  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*                  (a) [ ]
                                                                      (b) [X]
   -----------------------------------------------------------------------------
3  SEC USE ONLY

   -----------------------------------------------------------------------------
4  CITIZENSHIP OR PLACE OF ORGANIZATION

   U.S. Citizen
   -----------------------------------------------------------------------------
                 5  SOLE VOTING POWER

                    0 shares
    NUMBER OF       ------------------------------------------------------------
     SHARES      6  SHARED VOTING POWER
   BENEFICIALLY
    OWNED BY        1,946,963 shares, of which 1,915,811 are directly owned by
      EACH          MCP and 31,152 shares are directly owned by MCAF. MCA is
    REPORTING       the general partner of MCP and MCAF, and Gordon, a
     PERSON         managing member of MCA, may be deemed to have shared power
      WITH          to vote these shares.
                    ------------------------------------------------------------
                 7  SOLE DISPOSITIVE POWER

                    0 shares
                    ------------------------------------------------------------
                 8  SHARED DISPOSITIVE POWER

                    1,946,963 shares, of which 1,915,811 are directly owned by MCP and 31,152 shares are directly owned by MCAF. MCA is the general partner of MCP and MCAF, and Gordon, a
                    managing member of MCA, may be deemed to have shared power to dispose of these shares.
                    ------------------------------------------------------------
9  AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

   1,946,963
   ----------------------------------------------------------------------------
10 CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES* [ ]


   -----------------------------------------------------------------------------
11 PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

   5.59%
   -----------------------------------------------------------------------------
12 TYPE OF REPORTING PERSON*

   IN
   -----------------------------------------------------------------------------

---------------------                                         ------------------
CUSIP NO. 896775103                    13G                    Page 7 of 12 Pages
---------------------                                         ------------------


ITEM 1(A). NAME OF ISSUER

           Triton Network Systems, Inc.

ITEM 1(B). ADDRESS OF ISSUER'S PRINCIPAL EXECUTIVE OFFICES

           8529 SouthPark Circle
           Orlando, FL 32819

ITEM 2(A). NAME OF PERSONS FILING

           This Statement is filed by MeriTech Capital Partners L.P., a Delaware limited partnership ("MCP"), MeriTech Capital Affiliates L.P., a Delaware limited partnership ("MCAF"), MeriTech Capital Associates L.L.C., a Delaware limited liability company ("MCA"), Paul Madera ("Madera") and Michael Gordon ("Gordon"). The foregoing entities and individuals are collectively referred to as the "Reporting Persons."

           MCA is the general partner of MCP and MCAF, and may be deemed to have indirect beneficial ownership of shares of the issuer directly owned by MCP and MCAF. Madera and Gordon are managing members of MCA and may be deemed to have indirect beneficial ownership of shares of the issuer directly owned by MCP and MCAF.

ITEM 2(B). ADDRESS OF PRINCIPAL OFFICE

           The address for each of the Reporting Persons is:

           MeriTech Capital Partners
           285 Hamilton Avenue, Suite 200
           Palo Alto, California  94301

ITEM 2(C). CITIZENSHIP

           MCP and MCAF, are Delaware limited partnerships. MCA is a Delaware limited liability company. Madera and Gordon are United States citizens.

ITEM 2(D) AND (E). TITLE OF CLASS OF SECURITIES AND CUSIP NUMBER

           Common Stock
           CUSIP # 896775103

ITEM 3.    Not Applicable

---------------------                                         ------------------
CUSIP NO. 896775103                    13G                    Page 8 of 12 Pages
---------------------                                         ------------------


ITEM 4.    OWNERSHIP

           The following information with respect to the ownership of the Common Stock of the issuer by the persons filing this Statement is provided as of December 31, 2000:

           (a) Amount beneficially owned:

               See Row 9 of cover page for each Reporting Person.

           (b) Percent of Class:

               See Row 11 of cover page for each Reporting Person.

           (c) Number of shares as to which such person has:

               (i)   Sole power to vote or to direct the vote:

                     See Row 5 of cover page for each Reporting Person.

               (ii)  Shared power to vote or to direct the vote:

                     See Row 6 of cover page for each Reporting Person.

               (iii) Sole power to dispose or to direct the disposition of:

                     See Row 7 of cover page for each Reporting Person.

               (iv)  Shared power to dispose or to direct the disposition of:

                     See Row 8 of cover page for each Reporting Person.

---------------------                                         ------------------
CUSIP NO. 896775103                    13G                    Page 9 of 12 Pages
---------------------                                         ------------------


ITEM 5.    OWNERSHIP OF FIVE PERCENT OR LESS OF A CLASS

           Not applicable.

ITEM 6.    OWNERSHIP OF MORE THAN FIVE PERCENT ON BEHALF OF ANOTHER PERSON.

           Under certain circumstances set forth in the limited partnership agreements of MCP and MCAF and the limited liability company agreement of MCA, the general and limited partners or members, as the case may be, of each of such entities may be deemed to have the right to receive dividends from, or the proceeds from, the sale of shares of the issuer owned by each such entity of which they are a partner.

ITEM 7. IDENTIFICATION AND CLASSIFICATION OF THE SUBSIDIARY WHICH ACQUIRED THE SECURITY BEING REPORTED ON BY THE PARENT HOLDING COMPANY

           Not applicable.

ITEM 8.    IDENTIFICATION AND CLASSIFICATION OF MEMBERS OF THE GROUP.

           Not applicable

ITEM 9.    NOTICE OF DISSOLUTION OF GROUP.

           Not applicable

ITEM 10.   CERTIFICATION.

           Not applicable

---------------------                                        -------------------
CUSIP NO. 896775103                    13G                   Page 10 of 12 Pages
---------------------                                        -------------------

                                   SIGNATURES



     After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Date: February 14, 2001

                          MERITECH CAPITAL PARTNERS L.P., a Delaware Limited Partnership
                          By: MeriTech Capital Associates L.L.C., a Delaware Limited Liability Company
                          Its: General Partner


                          MERITECH CAPITAL AFFILIATES L.P., a Delaware Limited Partnership
                          By: MeriTech Capital Associates L.L.C., a Delaware Limited Liability Company
                          Its: General Partner


                          MERITECH CAPITAL ASSOCIATES L.L.C., a Delaware Limited Liability Company
                          By: MeriTech Management Associates L.L.C., a Delaware Limited Liability Company
                          Its: Managing Member

                          By: /s/ Paul Madera
                              --------------------------------------------------
                              Paul Madera
                              Member


                          PAUL MADERA

                          By: /s/ Paul Madera
                              --------------------------------------------------
                              Paul Madera


                          MICHAEL GORDON

                          By: /s/ Michael Gordon
                             --------------------------------------------------
                             Michael Gordon

---------------------                                        -------------------
CUSIP NO. 896775103                    13G                   Page 11 of 12 Pages
---------------------                                        -------------------

                                  EXHIBIT INDEX

                                                             Found on
                                                           Sequentially
Exhibit                                                    Numbered Page
-------                                                    -------------

Exhibit A:  Agreement of Joint Filing                           12

---------------------                                        -------------------
CUSIP NO. 896775103                    13G                   Page 12 of 12 Pages
---------------------                                        -------------------

                                    EXHIBIT A

                            Agreement of Joint Filing

     The undersigned hereby agree that a single Schedule 13G (or any amendment thereto) relating to the Common Stock of Triton Network Systems, Inc. shall be filed on behalf of each of the undersigned and that this Agreement shall be filed as an exhibit to such Schedule 13G.

Date:  February 14, 2001

                          MERITECH CAPITAL PARTNERS L.P., a Delaware Limited Partnership
                          By: MeriTech Capital Associates L.L.C., a Delaware Limited Liability Company
                          Its: General Partner

                          By: /s/ Paul Madera
                              --------------------------------------------------
                              Paul Madera
                              Member

                          MERITECH CAPITAL AFFILIATES L.P., a Delaware Limited Partnership
                          By: MeriTech Capital Associates L.L.C., a Delaware Limited Liability Company
                          Its: General Partner

                          By: /s/ Paul Madera
                              --------------------------------------------------
                              Paul Madera
                              Member

                          MERITECH CAPITAL ASSOCIATES L.L.C., a Delaware Limited Liability Company
                          By: MeriTech Management Associates L.L.C., a Delaware Limited Liability Company
                          Its: Managing Member


                          By: /s/ Paul Madera
                              --------------------------------------------------
                              Paul Madera
                              Member


                          PAUL MADERA

                          By: /s/ Paul Madera
                              --------------------------------------------------
                              Paul Madera


                          MICHAEL GORDON

                          By: /s/ Michael Gordon
                             --------------------------------------------------
                             Michael Gordon